Exhibit 99.1

PACIFIC ENERGY PARTNERS, L.P.
5900 Cherry Avenue
Long Beach, California 90805

Contact:

Jennifer Shigei

Manager, Investor Relations	News Release
562/728-2871
562/728-2881 (FAX)
JShigei@PacificEnergy.com

New York Stock Exchange (PPX)

FOR IMMEDIATE RELEASE

PACIFIC ENERGY PARTNERS, L.P. ANNOUNCES

PLANNED RETIREMENT OF CHIEF EXECUTIVE OFFICER

Long Beach, California, April 13, 2006….Pacific Energy Partners, L.P. (NYSE:PPX) (“Pacific Energy”) announced that Irvin Toole, Jr., President and Chief Executive Officer of its general partner, has decided to retire after almost 40 years of service in the oil pipeline industry. His retirement will occur later this year following the naming of his successor and an appropriate transition period. Russell Reynolds Associates, Inc. has been retained to conduct a search for Mr. Toole’s successor, and they are currently interviewing both external and internal candidates.

Mr. Toole has served as President and Chief Executive Officer of Pacific Energy and its predecessor companies since formation of the initial predecessor company in 1998. Under his leadership, Pacific Energy has grown from a 130-mile pipeline operation in Southern California to a publicly-traded entity with over 5,000 miles of pipeline and 20 million barrels of storage capacity in California, the Rocky Mountain region, including Alberta, Canada, and the East Coast. The enterprise value of Pacific Energy is now approximately $1.8 billion. Prior to joining the Pacific Energy organization, Mr. Toole served as Chairman, President and CEO of Santa Fe Pacific Pipeline Partners, L.P. from 1991 to 1998. He began his career in 1965 with Conoco Pipeline Company.

About Pacific Energy:

Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. Pacific Energy generates revenues by transporting such commodities on its pipelines, by leasing capacity in its storage facilities and by providing other terminaling services. Pacific Energy also buys and sells crude oil, activities that are generally complementary to its crude oil operations. Pacific Energy conducts its business through two business units, the West Coast Business Unit, which includes activities in California and the Philadelphia, PA area, and the Rocky Mountain Business Unit, which includes activities in five Rocky Mountain states and Alberta, Canada.

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy’s operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.

For additional information about the partnership, please visit www.PacificEnergy.com.

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